Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  July 21, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Second Quarter and Year-to-Date Earnings

Michigan City, Indiana (NasdaqGM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the quarter and six months ended June 30, 2008. Net income for the second quarter of 2008 was $2.990 million or $.92 per fully diluted share.  This compares to $2.016 million or $.62 per fully diluted share for the same quarter of the prior year.  Year-to-date net income was $5.518 million or $1.70 per fully diluted share compared to $3.860 million or $1.19 per fully diluted share for the same period of the prior year. This represents a 48.3% increase in quarterly net income and a 43.0% increase for the first six months when compared to the same prior year periods.

Craig M. Dwight, Horizon’s President and Chief Executive Officer stated, “We are delighted to report record quarterly and year-to-date earnings. The performance for the first half of 2008 is the result of continued efforts to improve net interest margin and non-interest income while limiting increases in non-interest expense. These efforts more than offset the increase in consumer loan charge-offs caused by the general economic decline. Given the general performance of the entire banking sector, I am extremely proud of the performance by the Horizon team.”

Net interest income for the quarter and six months ended June 30, 2008 was $9.335 million and $18.258 million respectively. These represent increases of $1.3 million or 16.1% for the quarter and $2.6 million or 16.5% for the first six months when compared to the same prior year periods. These increases resulted from an improvement in the net interest margin of 40 basis points to 3.40% for the quarter and 28 basis points to 3.25% for the six-month period. The improvement resulted primarily from reductions in funding costs that exceeded declines in yields on earning assets. Horizon’s cost of funds has dropped approximately 100 basis points since the second quarter of 2007 while the yield on earning assets declined only 60 basis points. Horizon reduced rates on <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />NOW and money market accounts in line with short-term rate decreases put in place by the Federal Open Market Committee. In addition, a large amount of Certificates of Deposit (CDs) matured during the first six months of 2008 and were reinvested in lower rate CDs. In early January, Horizon swapped its $37.8 million of subordinated debentures from an adjustable interest rate to a lower fixed interest rate.

The provision for loan losses increased to $1.490 million for the second quarter of 2008 from $365 thousand for the second quarter of 2007 and to $2.268 for the first six months of 2008 compared to $590 thousand for the same period of the prior year. Net charge-offs for the quarter were $1.359 million compared to $320 thousand for the same quarter of 2007. Non-performing loans at June 30, 2008 totaled $5.7 million or 0.67% of total loans compared to $2.9 million or 0.33% at December 31, 2007 and $2.4 million or 0.28% at June 30, 2007. Additionally, Horizon has $633 thousand of other real estate owned. The increase in non-performing loans relates primarily to two loan relationships, secured by commercial and residential real estate and other assets. The increase in

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Pg. 2 Cont.  Horizon Announces 2nd Quarter Earnings

charge-offs is the result of continuing deterioration in the home equity and indirect automobile loan portfolios. This deterioration appears to be caused by a weak economy, which is contributing to higher unemployment and an increase in the number of personal bankruptcies in Horizon’s lending area. Management feels that the total allowance of $9.812 million or 1.17% of total loans is adequate to absorb probable losses contained in the loan portfolio.

Non-interest income increased $910 thousand or 30.5% from the second quarter of 2007 and has increased $1.258 million or 21.5% for the first six months of 2008.  The main contributing factors were: (a) an increase in service charges on deposit accounts primarily due to an increase in the charge for non-sufficient fund checks implemented in the first quarter of 2008, (b) an increase in fiduciary income due to additional revenue from Horizon’s ESOP management line of business, (c) an increase in gain on sale of loans resulting from an increase in the dollar amount of loans sold and (d) a death benefit received on a bank owned life insurance policy.

Non-interest expense increased $266 thousand or 3.3% from the second quarter of 2007 and $437 thousand or 2.8% for the first six months. Salaries and benefits decreased due to the staff reduction, which occurred during the third quarter of 2007. Loan expense increased from the prior year due to higher collection expense and lower deferred costs on new loans.

The effective tax rate declined to 14.7% for the second quarter of 2008 compared to 25.1% in the second quarter of 2007. Additional tax exempt income from bank owned life insurance of $538 thousand was recorded during the quarter. Also during the current quarter, Horizon realized $116 thousand from amended returns filed to claim additional enterprise zone tax credits and additional tax benefits related to Horizon’s investment subsidiary.

On June 30, 2008, Horizon’s total assets were $1.194 billion, compared to $1.259 billion on December 31, 2007. Loans declined $50 million since December 31, 2007. The decline was almost entirely related to the sale of $37 million of adjustable rate mortgage loans. The loans were sold to reduce Horizon’s reliance on non-core funding and improve bank capital ratios.

Deposits declined $101 million since the end of the preceding year. The majority of the decrease came in both negotiable and high cost, short-term consumer CDs. The deposit falloff was funded by a decline in assets and additional borrowings, which were at lower rates than the maturing CDs.

Stockholders' equity totaled $73.6 million at June 30, 2008 compared to $70.6 million at December 31, 2007. The increase in stockholders’ equity during the period was the result of net income, offset by a decrease in market value of available for sale securities and dividends declared. At June 30, 2008, the ratio of stockholders' equity to total assets was 6.16% compared to 5.61% at December 31, 2007. Book value per common share at June 30, 2008 was $22.94 compared to $22.03 at December 31, 2007. Horizon’s capital ratios exceed the regulatory well-capitalized minimums.

Other items

Horizon held its annual shareholders’ meeting on Thursday, May 8, 2008. The following incumbent directors were re-elected to three-year terms: Craig M. Dwight, James B. Dworkin, Daniel F. Hopp and Robert E. McBride.

On June 10, 2008, Horizon increased its quarterly dividend from $0.15 per share to $0.17 per share. This represents an increase of 13.3%.

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Pg. 3 Cont. Horizon Announces 2nd Quarter Earnings

Horizon opened its 17th full service office on July 14, 2008. The branch is located at 8590 Broadway, Merrillville, Lake County, Indiana 46410. This is Horizon’s first full service branch location in Lake County.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873-2608
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

(In thousands except per share data and ratios)

	Three Months Ended:			Six Months Ended:
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
End of period balances:
Total assets	$1,194,447	$1,249,676	$1,192,283	$1,194,447	$1,192,283
Short term investments	1,378	36,231	4,408	1,378	4,408
Investment securities	252,791	238,993	224,541	252,791	224,541
Commercial loans	303,179	305,490	295,018	303,179	295,018
Mortgage warehouse loans	82,865	88,483	78,716	82,865	78,716
Real estate loans	168,940	172,427	219,161	168,940	219,161
Installment loans	283,430	282,025	256,506	283,430	256,506
Earning assets	1,115,240	1,143,917	1,106,668	1,115,240	1,106,668
Non-interest bearing deposit accounts	81,212	74,757	82,635	81,212	86,427
Interest bearing transaction accounts	349,737	403,784	347,493	349,737	423,335
Time deposits	361,307	404,189	390,816	361,307	390,816
Borrowings	293,423	255,974	272,553	293,423	272,553
Subordinated debentures	27,837	27,837	27,837	27,837	27,837
Stockholder’s equity	73,613	74,671	63,172	73,613	63,172

Average balances :
Total assets	$1,190,134	$1,258,716	$1,182,656	$1,224,424	$1,165,896
Short term investments	14,519	60,775	1,407	37,833	3,541
Investment securities	251,433	236,544	231,623	244,083	236,468
Commercial loans	301,710	307,506	287,522	304,608	280,271
Mortgage warehouse loans	77,144	71,756	80,222	74,450	83,387
Real estate loans	169,780	198,137	221,190	183,958	226,066
Installment loans	281,948	284,150	240,657	283,048	239,571
Earning assets	1,119,467	1,179,311	1,094,264	1,149,389	1,089,738
Non-interest bearing deposit accounts	76,802	73,214	76,670	75,008	77,901
Interest bearing transaction accounts	362,087	388,492	343,906	375,289	366,166
Time deposits	370,390	429,253	396,667	399,821	408,137
Borrowings	270,171	260,300	272,065	265,235	228,612
Subordinated debentures	27,837	27,837	27,837	27,837	33,406
Stockholder’s equity	76,708	73,596	65,302	75,152	64,532

Per share data:
Basic earnings per share	$0.93	$0.79	$0.63	$1.72	$1.21
Diluted earnings per share	0.92	0.78	0.62	1.70	1.19
Cash dividends declared per common share	0.17	0.15	0.15	0.32	0.28
Book value per common share	22.94	23.28	19.77	22.94	19.77
Market value - high	23.99	24.50	28.05	24.50	28.10
Market value - low	17.53	20.86	26.80	17.53	26.60
Basic average common shares outstanding	3,208,419	3,207,232	3,200,259	3,207,825	3,163,159
Diluted average common shares outstanding	3,238,331	3,242,471	3,243,537	3,241,656	3,205,780

Key ratios:
Return on average assets	1.00%	0.80%	0.68%	0.90%	0.66%
Return on average equity	15.59	13.82	12.35	14.69	11.96
Net interest margin	3.40	3.10	3.00	3.25	2.97
Loan loss reserve to loans	1.17	1.14	1.02	1.17	1.02
Non-performing loans to loans	0.67	.37	0.28	0.67	0.28
Average equity to average assets	6.45	5.85	5.52	6.14	5.53
Bank only capital ratios:
Tier 1 capital to average assets	7.55%	6.94%	7.17%	7.55%	7.17%
Tier 1 capital to risk weighted assets	10.13	9.76	9.86	10.13	10.40
Total capital to risk weighted assets	11.24	10.84	10.89	11.24	10.89

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30, 2008 (Unaudited)	December 31, 2007
Assets
Cash and due from banks	$18,700	$19,714
Interest-bearing demand deposits	1	1
Federal funds sold	-0-	35,314
Cash and cash equivalents	18,701	55,029
Interest-bearing deposits	1,378	249
Investment securities, available for sale	251,976	234,675
Investment securities, held to maturity	815	-0-
Loans held for sale	10,033	8,413
Loans, net of allowance for loan losses of $9,812 and $9,791	828,602	879,061
Premises and equipment	25,575	24,607
Federal Reserve and Federal Home Loan Bank stock	12,625	12,625
Goodwill	5,787	5,787
Other intangible assets	1,908	2,068
Interest receivable	5,888	5,897
Cash value life insurance	22,953	22,931
Other assets	8,206	7,532
Total assets	$1,194,447	$1,258,874
Liabilities
Deposits
Non-interest bearing	$81,212	$84,097
Interest bearing	711,044	809,567
Total deposits	792,256	893,664
Borrowings	293,423	258,852
Subordinated debentures	27,837	27,837
Interest payable	1,966	2,439
Other liabilities	5,352	5,437
Total liabilities	1,120,834	1,188,229
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,013,906 and 5,011,656 shares	1,114	1,114
Additional paid-in capital	25,816	25,638
Retained earnings	65,460	60,982
Accumulated other comprehensive income (loss)	(1,625)	63
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	73,613	70,645
Total liabilities and stockholders’ equity	$1,194,447	$1,258,874

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
	2008 (Unaudited)	2007 (Unaudited)	2008 (Unaudited)	2007 (Unaudited)
Interest Income
Loans receivable	$14,194	$15,774	$29,561	$30,758
Investment securities
Taxable	2,214	1,935	4,762	4,038
Tax exempt	862	857	1,699	1,718
Total interest income	17,270	18,566	36,022	36,514
Interest Expense
Deposits	4,697	7,087	11,291	14,381
Borrowed funds	2,846	2,925	5,674	5,177
Subordinated debentures	392	512	799	1,278
Total interest expense	7,935	10,524	17,764	20,836
Net Interest Income	9,335	8,042	18,258	15,678
Provision for loan losses	1,490	365	2,268	590
Net Interest Income after Provision for Loan Losses	7,845	7,677	15,990	15,088
Other Income
Service charges on deposit accounts	989	841	1,910	1,619
Wire transfer fees	122	91	227	185
Fiduciary activities	1,021	891	1,906	1,695
Gain on sale of loans	661	600	1,465	1,150
Increase in cash surrender value of Bank owned life insurance	221	231	449	463
Death benefit officer life insurance	538	-0-	538	-0-
Loss on sale of securities	(15)	-0-	(15)	-0-
Other income	361	334	631	741
Total other income	3,898	2,988	7,111	5,853
Other Expenses
Salaries and employee benefits	4,220	4,501	8,495	8,870
Net occupancy expenses	617	554	1,289	1,171
Data processing and equipment expenses	650	628	1,283	1,265
Professional fees	291	372	540	741
Outside services and consultants	260	217	534	476
Loan expense	719	493	1,319	948
Other expenses	1,482	1,208	2,806	2,358
Total other expenses	8,239	7,973	16,266	15,829
Income Before Income Tax	3,504	2,692	6,835	5,112
Income tax expense	514	676	1,317	1,252
Net Income	$2,990	$2,016	$5,518	$3,860
Basic Earnings Per Share	$.93	$.63	$1.72	$1.21
Diluted Earnings Per Share	$.92	$.62	$1.70	$1.19